Exhibit 1.1

Execution Version

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

CALUMET FINANCE CORP.

$325,000,000

9.75% Senior Notes due 2028

Purchase Agreement

June 12, 2023

BofA Securities, Inc.

As Representative of the

several Initial Purchasers listed

in Schedule 1 hereto

c/o BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Ladies and Gentlemen:

Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Partnership”), and Calumet Finance Corp., a Delaware corporation (“Calumet Finance,” and together with the Partnership, the “Issuers”), propose to issue and sell to the several initial purchasers listed in Schedule 1 hereto (the “Initial Purchasers”), for whom you are acting as representative (the “Representative”), $325,000,000 principal amount of their 9.75% Senior Notes due 2028 (the “Securities”). The Securities will be issued pursuant to an Indenture to be dated as of June 27, 2023 (the “Indenture”) among the Issuers, the General Partner (as defined below), the guarantors listed in Schedule 2 hereto (the “Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”), and will be guaranteed on an unsecured senior basis by each of the Guarantors (the “Guarantees”).

Calumet GP, LLC, a Delaware limited liability company (the “General Partner”), the Partnership, Calumet Finance and the Guarantors are hereinafter referred to collectively as the “Calumet Parties.” Each of Montana Renewables Holdings LLC, a Delaware limited liability company (“Montana Holdings”), and Montana Renewables, LLC, a Delaware limited liability company (“Montana Renewables” and, together with Montana Holdings, the “Unrestricted Subsidiaries” and, together with the Calumet Parties, the “Calumet Entities”), are unrestricted subsidiaries under the Issuers’ existing indentures and will be unrestricted subsidiaries under the Indenture.

The Securities will be sold to the Initial Purchasers in a transaction not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption therefrom. The Calumet Parties have prepared a preliminary offering memorandum dated June 12, 2023 (the “Preliminary Offering Memorandum”) and will prepare an offering memorandum dated the date hereof (the “Offering Memorandum”) setting forth information concerning the Calumet Entities, the Securities and the Guarantees. Copies of the Preliminary Offering Memorandum have been, and copies of the Offering Memorandum will be, delivered by the Calumet Parties to the Initial Purchasers pursuant to the terms of this Agreement. Each of the Calumet Parties hereby confirms that it has authorized the use of the Preliminary Offering Memorandum, the other Time of Sale Information and the Offering Memorandum in connection with the offering and resale of the Securities by the Initial Purchasers in the manner contemplated by this Agreement. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Preliminary Offering Memorandum. References herein to the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum shall be deemed to refer to and include all of the Incorporated Documents (as defined below).

The “Time of Sale” means 4:35 p.m. New York City Time, on the date hereof. The “Time of Sale Information” means the Preliminary Offering Memorandum together with the written communications listed on Annex A hereto.

Each of the Calumet Parties hereby jointly and severally confirms its agreement with the several Initial Purchasers concerning the purchase and resale of the Securities, as follows:

1. Purchase and Resale of the Securities.

(a) The Issuers agree to issue and sell the Securities to the several Initial Purchasers as provided in this Agreement, and each Initial Purchaser, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Issuers the respective principal amount of Securities set forth opposite such Initial Purchaser’s name in Schedule 1 hereto at a price equal to 98.75% of the principal amount thereof plus accrued interest, if any, from June 27, 2023 to the Closing Date. The Issuers will not be obligated to deliver any of the Securities except upon payment for all the Securities to be purchased as provided herein.

(b) The Issuers understand that the Initial Purchasers intend to offer the Securities for resale on the terms set forth in the Time of Sale Information. Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:

(i) it is a qualified institutional buyer (a “QIB”) within the meaning of Rule 144A under the Securities Act (“Rule 144A”) and an accredited investor within the meaning of Rule 501(a) under the Securities Act;

(ii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act (“Regulation D”) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act; and

(iii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities as part of their initial offering except:

(A) to persons whom it reasonably believes to be QIBs in transactions pursuant to Rule 144A and in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of the Securities is aware that such sale is being made in reliance on Rule 144A; or

(B) in accordance with the restrictions set forth in Annex C hereto.

(c) Each Initial Purchaser acknowledges and agrees that the Issuers and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Section 6, counsel for the Issuers and counsel for the Initial Purchasers may rely upon the accuracy of the representations and warranties of the Initial Purchasers, and compliance by the Initial Purchasers with their agreements, contained in Section 1(b) (including Annex C hereto), and each Initial Purchaser hereby consents to such reliance.

(d) The Calumet Parties acknowledge and agree that the Initial Purchasers may offer and sell Securities to or through any affiliate of an Initial Purchaser and that any such affiliate may offer and sell Securities purchased by it to or through any Initial Purchaser.

(e) The Calumet Parties acknowledge and agree that the Initial Purchasers are acting solely in the capacity of an arm’s length contractual counterparty to the Calumet Parties with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as financial advisors or fiduciaries to, or agents of, the Calumet Parties or any other person. Additionally, neither the Representative nor any other Initial Purchaser is advising the Calumet Parties or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Calumet Parties shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and neither the Representative nor any other Initial Purchaser shall have any responsibility or liability to the Calumet Parties with respect thereto. Any review by the Representative or any Initial Purchaser of the Calumet Parties and the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Representative or such Initial Purchaser, as the case may be, and shall not be on behalf of the Calumet Parties or any other person.

2. Payment and Delivery.

(a) Payment for and delivery of the Securities will be made at the offices of Gibson, Dunn & Crutcher LLP, 811 Main Street, Suite 3000, Houston, Texas 77002 at 9:00 A.M., New York City time, on June 27, 2023, or at such other time or place (including by electronic transmission) on the same or such other date, not later than the seventh business day thereafter, as the Representative and the Issuers may agree upon in writing. The time and date of such payment and delivery is referred to herein as the “Closing Date.”

(b) Payment for the Securities shall be made by the Initial Purchasers by wire transfer in immediately available funds through the Representative, to an account specified by the Partnership prior to the Closing Date, against delivery by the Issuers to the nominee of The Depository Trust Company (“DTC”), for the account of the Initial Purchasers, of one or more global notes representing the Securities (collectively, the “Global Note”), with any transfer taxes payable in connection with the sale of the Securities duly paid by the Issuers. The Global Note will be made available for inspection by the Representative not later than 5:00 P.M., New York City time, on the business day prior to the Closing Date.

3. Representations, Warranties and Agreements of the Calumet Parties. The Calumet Parties, jointly and severally, represent and warrant to, and agree with, each of the Initial Purchasers that:

(a) Preliminary Offering Memorandum, Time of Sale Information and Offering Memorandum. The Preliminary Offering Memorandum, as of its date, did not, the Time of Sale Information, as of the Time of Sale, did not, and as of the Closing Date will not, and the Offering Memorandum, as of its date and in the form first used by the Initial Purchasers to confirm sales of the Securities and as of the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Calumet Parties make no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Calumet Parties in writing by such Initial Purchaser through the Representative expressly for use in the Preliminary Offering Memorandum, the Time of Sale Information or the Offering Memorandum, which information is specified in Section 7(b).

(b) Additional Written Communications. The Calumet Parties (including their agents and representatives, other than the Initial Purchasers in their capacity as such) have not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any written communication that constitutes an offer to sell or solicitation of an offer to buy the Securities (each such communication by the Calumet Parties or their agents and representatives (other than a communication referred to in clauses (i), (ii) and (iii) below) an “Issuer Written Communication”) other than (i) the Preliminary Offering Memorandum, (ii) the Offering Memorandum, (iii) any information contained in the documents listed on Annex A hereto, including a term sheet substantially in the form of Annex B hereto, which constitute part of the Time of Sale Information, and (iv) any electronic road show or other written communications, in each case used in accordance with Section 4(c). Each such Issuer Written Communication, when taken together with the Time of Sale Information, did not, and as of the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Calumet Parties make no representation or warranty with respect to any statements or omissions made in each such Issuer Written Communication in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Calumet Parties in writing by such Initial Purchaser through the Representative expressly for use in any Issuer Written Communication, which information is specified in Section 7(b).

(c) Incorporated Documents. The documents incorporated by reference in each of the Time of Sale Information and the Offering Memorandum (the “Incorporated Documents”), when filed with the Securities and Exchange Commission (the “Commission”), conformed or will conform, as the case may be, in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission thereunder, and none of such Incorporated Documents contained or will contain an untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Formation and Qualification. Each of the Calumet Entities has been duly incorporated or formed and is validly existing in good standing as a corporation, limited liability company or limited partnership under the laws of its respective jurisdiction of incorporation, formation or limited partnership, with all necessary corporate, limited liability company or limited partnership power and authority, as the case may be, to enter into this Agreement (in the case of each of the Calumet Parties), to own or lease its properties and to conduct its business as described in the Time of Sale Information and the Offering Memorandum and, in the case of the General Partner, to act as the general partner of the Partnership, in each case in all material respects.

(e) Foreign Qualifications. Each of the Calumet Entities is duly registered or qualified as a foreign limited partnership, limited liability company or corporation, as the case may be, for the transaction of business under the laws of each jurisdiction in which the character of the business conducted by it or the nature or location of the properties owned or leased by it makes such registration or qualification necessary, except where the failure to so register or qualify would not reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), business, prospects or results of operations of the Calumet Entities taken as a whole (a “Material Adverse Effect”), or (ii) subject the limited partners of the Partnership to any material liability or disability.

(f) Ownership of the General Partner Interest in the Partnership. The General Partner is the sole general partner of the Partnership and owns of record a 2.0% general partner interest in the Partnership (the “GP Interest”); such general partner interest has been duly authorized and validly issued in accordance with the partnership agreement of the Partnership (as the same may be amended or restated at or prior to the Closing Date, the “Partnership Agreement”); and the General Partner owns of record such general partner interest free and clear of all liens, encumbrances (except restrictions on transferability as described in the Time of Sale Information and the Offering Memorandum or otherwise contained in the Partnership Agreement), security interests, charges or claims (collectively, “Liens”).

(g) Partnership Interests Outstanding. As of the date hereof, the issued and outstanding limited partner interests of the Partnership consist of 79,958,262 common units representing limited partner interests in the Partnership (“Common Units”), the GP Interest and the Incentive Distribution Rights (as defined in the Partnership Agreement); and all of such Common Units, the GP Interest and the Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement, and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)); and the General Partner owns all of the Incentive Distribution Rights, free and clear of all Liens.

(h) Ownership of the Calumet Entities. The Partnership owns, directly or indirectly, 100% of the capital stock, membership interests or other equity interests, as applicable, in each of the Calumet Entities (other than the preferred units of Montana Holdings); such capital stock, membership interests or other equity interests, as applicable, have been duly authorized and validly issued in accordance with the certificate or articles of incorporation and bylaws or limited liability company agreement, as applicable, of such entity (as the same may be amended or restated at or prior to the Closing Date) and are fully paid (to the extent required under such applicable organizational documents, as the same may be amended or restated at or prior to the Closing Date)

and nonassessable (except (x) in the case of an interest in a Delaware limited liability company, as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”), and (y) in the case of an interest in an entity formed under the laws of a foreign jurisdiction, as such nonassessability may be affected by similar provisions of such jurisdiction’s partnership, limited or unlimited liability company statute, if any, as applicable); and the Partnership owns, directly or indirectly, such capital stock, membership interests or other equity interests, as applicable, free and clear of all liens, encumbrances (except restrictions on transferability as described in the Time of Sale Information and the Offering Memorandum or otherwise contained in such applicable organizational documents, as the same may be amended or restated at or prior to the Closing Date), security interests, charges or claims, other than those arising under (a) the Partnership’s Third Amended and Restated Credit Agreement, dated as of February 23, 2018 (as amended and as the same may be further amended or restated at or prior to the Closing Date, the “Credit Agreement”), (b) the Credit Agreement, dated as of November 2, 2022, among Montana Renewables, Montana Holdings and Wells Fargo Bank, National Association, as agent and lender, as amended, (c) the Credit Agreement, dated April 19, 2023, among Montana Renewables, Montana Holdings and a group of financial institutions, including I Squared Capital, and Delaware Trust Company, as administrative agent, (d) the ISDA Master Agreement dated as of March 17, 2006, including the Third Amended and Restated Schedule dated June 17, 2016, between Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership, predecessor to Calumet Refining and J. Aron & Company, as amended on June 17, 2016, and the related Schedule and Credit Support Annex thereto, (e) the ISDA Master Agreement dated as of May 10, 2013, between Calumet Refining and Merrill Lynch Commodities, Inc., as amended on April 20, 2016 and June 29, 2016, including the related Schedule and Credit Support Annex thereto, (f) the ISDA Master Agreement dated as of April 24, 2006, between Calumet Refining and Bank of America, N.A., as amended on February 26, 2014, and the related Schedule thereto, (g) the ISDA Master Agreement dated as of June 1, 2012, between Calumet Refining and Macquarie Bank Limited, as amended on April 20, 2016 and June 23, 2016, including the related Schedule and Credit Support Annex thereto, (h) the ISDA Master Agreement, dated as of November 9, 2012, between Calumet Superior, LLC, a Delaware limited liability company (“Calumet Superior”), and BP Energy Company, as amended on April 20, 2016 and May 10, 2016, and as assigned by Calumet Superior to Calumet Refining on November 1, 2017, including the related Schedule and Credit Support Annex thereto, (i) the ISDA Master Agreement dated as of May 31, 2012, between Calumet Refining and JP Morgan Ventures Energy Corporation, as amended on July 29, 2013, April 20, 2016 and May 9, 2016, including the related Schedule and Credit Support Annex thereto, (j) the ISDA Master Agreement dated as of August 16, 2013, between Calumet Refining and Natixis, as amended on April 20, 2016 and May 9, 2016, including the related Schedule and Credit Support Annex thereto, (k) the BP-Calumet Purchase and Sale Agreement, effective as of June 19, 2017, by and between BP Products North America Inc. and Calumet Refining, as amended on May 9, 2019, (l) the Crude Oil Purchase Agreement, effective as of August 1, 2017, by and between BP Products North America Inc. and Calumet Refining, and (m) the Amended and Restated Collateral Trust Agreement, dated as of April 20, 2016, as amended on July 31, 2020, among the Partnership, the other obligors party thereto, the parity lien representatives party thereto and Wilmington Trust, National Association, as collateral trustee (such agreements referenced in clauses (d)-(m), as may be amended or restated at or prior to each Time of Delivery, the “ISDA Agreements”).

(i) No Other Subsidiaries. The Partnership does not have any subsidiaries other than as set forth on Annex D hereto (excluding the General Partner and the Partnership) that, individually or in the aggregate, would be deemed to be a “significant subsidiary” as such term is defined in Rule 405 of the Securities Act.

(j) Power and Authority. Each of the Calumet Parties has all necessary corporate, limited liability company or limited partnership power and authority, as the case may be, to execute and deliver this Agreement, the Securities, and the Indenture (including each Guarantee set forth therein) (collectively, the “Transaction Documents”), to which it is a party and to perform its respective obligations hereunder and thereunder, including the issuance and sale of the Securities by the Issuers.

(k) Indenture. The Indenture has been duly and validly authorized by each of the Issuers and each of the Guarantors and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of each of the Issuers and each of the Guarantors, enforceable against each of the Issuers and each of the Guarantors in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).

(l) Securities and the Guarantees. The Securities have been duly and validly authorized by each of the Issuers and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of each of the Issuers enforceable against each of the Issuers in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture; and the Guarantees have been duly authorized by each of the Guarantors and, when the Securities have been duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be valid and legally binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(m) Purchase Agreement. This Agreement has been duly and validly authorized, executed and delivered by each of the Calumet Parties.

(n) Enforceability of Other Agreements. The Partnership Agreement has been duly authorized, executed and delivered by the General Partner and is a valid and legally binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms, and the limited liability company agreement, bylaws, partnership agreement or similar document, as the case may be, of each Calumet Party (all such agreements, collectively, the “Organizational Agreements”) (other than the Partnership Agreement), has been duly authorized, executed and delivered by the parties thereto and is a valid and legally binding agreement of the parties thereto, enforceable against the parties thereto in accordance with its terms; provided that, with respect to each such agreement, the enforceability thereof may be limited by (i) the Enforceability Exceptions and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

(o) Descriptions of Certain Documents. Each of the Securities, the Guarantees and the Indenture conforms in all material respects to the description thereof contained in each of the Time of Sale Information and the Offering Memorandum.

(p) No Violations. None of the issuance and sale of the Securities and the Guarantees, the execution, delivery and performance of each of the Transaction Documents by the Calumet Parties to which each is a party, compliance by the Calumet Parties with the terms hereof or thereof and the consummation of the transactions contemplated by the Transaction Documents (i) constitutes or will constitute a violation of the Organizational Agreements or the certificates or articles of incorporation, limited partnership or formation or other organizational documents, as the case may be, of the Calumet Entities (collectively with the Organizational Agreements, the “Organizational Documents”), (ii) constitutes or will constitute a breach or violation of, or a default under (or an event that, with notice or lapse of time or both, would constitute such a default), the Credit Agreement, any indenture, mortgage, deed of trust, loan agreement, secured hedge agreement, lease or other agreement or instrument to which any of the Calumet Entities is a party or by which any of them or any of their respective properties may be bound or subject, (iii) violates or will violate any statute, law or regulation or any order, rule, judgment, decree or injunction of any court or governmental agency or body having jurisdiction over any of the Calumet Entities or any of their properties or (iv) results or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of any of the Calumet Entities, which breaches, violations, defaults, liens, charges or encumbrances, in the case of clauses (ii), (iii) or (iv), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of any of the Calumet Parties to perform their obligations under the Transaction Documents.

(q) No Consents. No consent, approval, authorization, order, registration, filing or qualification (“consent”) of or with any court, governmental agency or body having jurisdiction over the Calumet Parties or their respective properties or assets is required for the issuance and sale of the Securities and the Guarantees, the execution, delivery and performance of each of the Transaction Documents by the Calumet Parties to which each is a party, compliance by the Calumet Parties with the terms thereof and the consummation by the Calumet Parties of the transactions contemplated by the Transaction Documents, except for consents, approvals, authorizations, orders, registrations, filings or qualifications which (i) may be required under applicable federal or state securities or “blue sky” laws of any jurisdiction (and applicable rules and regulations under such laws) or the by-laws and rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) in connection with the purchase and resale of the Securities and the Guarantees by the Initial Purchasers in the manner contemplated in this Agreement and in the Time of Sale Information and the Offering Memorandum, (ii) have been obtained or will be obtained prior to the Closing Date or (iii) as disclosed in the Time of Sale Information and the Offering Memorandum, and except for such consents, approvals, authorizations, orders, registrations, filings or qualifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of any of the Calumet Parties to perform their obligations under the Transaction Documents.

(r) No Violation or Default. None of the Calumet Entities is in (i) violation of its Organizational Documents, (ii) violation of any law, statute, ordinance, administrative or governmental rule or regulation applicable to it or of any decree of any court or governmental agency or body having jurisdiction over it or (iii) breach, default (or an event which, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any material obligation, agreement, covenant or condition contained in the Credit Agreement or any bond, debenture, note, secured hedge agreement or any other evidence of indebtedness or in any other agreement, indenture, lease or other instrument to which it is a party or by which it or any of its properties may be bound, which breach, default or violation, in the case of clauses (ii) and (iii), would reasonably be expected to have, individually or in the aggregate, if continued, a Material Adverse Effect or materially impair the ability of any of the Calumet Parties to perform their obligations under the Transaction Documents.

(s) Investment Company Act. None of the Issuers or Guarantors is, and, after giving effect to the offering and sale of the Securities and the Guarantees and the application of the proceeds thereof as described in each of the Time of Sale Information and the Offering Memorandum, none of them will be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”).

(t) Independent Public Accountants. Ernst & Young LLP, who has certified certain audited financial statements of the Partnership included or incorporated by reference in the Time of Sale Information and the Offering Memorandum, is an independent registered public accounting firm with respect to the Partnership as required by the Securities Act and the applicable rules and regulations of the Commission thereunder and the Public Company Accounting Oversight Board.

(u) Financial Statements. The historical financial statements (including the related notes and supporting schedules) included or incorporated by reference in the Time of Sale Information and the Offering Memorandum present fairly in all material respects the financial position, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein at the respective dates or for the respective periods to which they apply and have been prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved, except to the extent disclosed therein. The summary historical financial information included or incorporated by reference in the Time of Sale Information and the Offering Memorandum (and any amendment or supplement thereto) under the caption “Summary Historical Consolidated Financial and Operating Data” is accurately presented in all material respects and, except to the extent disclosed therein, prepared on a basis consistent with the audited and unaudited historical consolidated financial statements from which it has been derived and present fairly in all material respects the information shown thereby. Other than the financial statements or schedules that are set forth or incorporated by reference in the Time of Sale Information and the Offering Memorandum, no other financial statements or schedules would be required to be included in the Time of Sale Information or the Offering Memorandum if each of the Time of Sale Information and the Offering Memorandum was a prospectus in a registration statement on Form S-3 under the Securities Act.

(v) Sarbanes-Oxley Act of 2002. The Partnership is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations thereunder and the rules of the Nasdaq Stock Market, LLC that are effective and applicable to the Partnership.

(w) No Material Changes. Since the date of the most recent audited financial statements of the Partnership included or incorporated by reference in the Time of Sale Information and the Offering Memorandum, (i) none of the Calumet Entities or their respective subsidiaries, taken as a whole, has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, investigation, order or decree, otherwise than as set forth or contemplated in the Time of Sale Information and the Offering Memorandum (exclusive of any amendment or supplement thereto); and (ii) subsequent to the respective dates as of which such information is given in the Time of Sale Information and the Offering Memorandum, there has not been any change in the capitalization or increase in long-term debt of any of the Calumet Entities or their respective subsidiaries, taken as a whole, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, partners’ capital, members’ equity, or results of operations of any of the Calumet Entities or their respective subsidiaries, taken as a whole; in each case otherwise than as set forth or contemplated in the Time of Sale Information and in the Offering Memorandum (exclusive of any amendment or supplement thereto).

(x) Title to Real Property. Each of the Calumet Entities, as the case may be, have good and indefeasible title to all real property (save and except “rights-of-way” (as defined below)) and good title to all personal property owned by them, in each case free and clear of all (i) liens and security interests except (a) liens or security interests securing indebtedness incurred, assumed or agreed to by any of the Calumet Entities, (b) liens for real property taxes, assessments and other governmental charges not delinquencies or that are currently being contested in good faith by appropriate proceedings, and (c) mechanics’ and materialman’s liens not filed of record and similar charges not delinquent or that are filed of record but are being contested in good faith by appropriate proceedings, or (ii) other claims and other encumbrances (other than liens or security interests) except, in each case, (a) as described, and subject to the limitations contained, in the Time of Sale Information and the Offering Memorandum or (b) as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided that, with respect to any real property and buildings held under lease by the Calumet Entities, such real property and buildings are held under valid and subsisting and enforceable leases with such exceptions or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(y) Rights-of-Way. Each of the Calumet Entities has such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”) as are necessary to conduct its business in the manner described, and subject to the limitations contained, in the Time of Sale Information and the Offering Memorandum, except for (i) qualifications, reservations and encumbrances as may be set forth in the Time of Sale Information and the Offering Memorandum which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) such rights-of-way that, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; other than as set forth, and subject to the limitations contained, in the Time of Sale Information and the Offering Memorandum, each of the Calumet Entities has fulfilled and performed all its obligations with respect to such rights-of-way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(z) Permits. Each of the Calumet Entities has such permits, consents, licenses, franchises, certificates and authorizations of governmental or regulatory authorities (“permits”) as are necessary to own its properties and to conduct its business in the manner described in the Time of Sale Information and the Offering Memorandum, subject to such qualifications as may be set forth in the Time of Sale Information and the Offering Memorandum and except for such permits which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as described in the Time of Sale Information and the Offering Memorandum; each of the Calumet Entities has fulfilled and performed all its obligations with respect to such permits which are due to have been fulfilled and performed by such date and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any impairment of the rights of the holder of any such permit, except for such obligations, revocations, terminations and impairments that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(aa) Tax Returns. Each of the Calumet Entities which is required to do so has filed (or has obtained extensions with respect to) all federal, state and foreign income and franchise tax returns required to be filed through the date hereof, which returns are complete and correct in all material respects, and has timely paid all taxes shown to be due pursuant to such returns, other than those (i) which, if not paid, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) which are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles.

(bb) Environmental Matters. Except as described in the Time of Sale Information and the Offering Memorandum, each of the Calumet Entities (i) are in compliance with any and all applicable federal, state and local laws and regulations relating to the protection of human health and safety (to the extent such health and safety protection relates to exposure to Hazardous Materials) and the environment or imposing legally enforceable liability or standards of conduct concerning any Hazardous Material (as hereinafter defined) (“Environmental Laws”), (ii) have timely applied for or received all permits required of them under applicable Environmental Laws to conduct their respective businesses as they are currently being operated, (iii) are in compliance with all terms and conditions of any such permits received, and (iv) to the knowledge of the Calumet Parties, do not have any liability in connection with the release into the environment of any Hazardous Material resulting from their operations, except, in each case, where such failure to comply with Environmental Laws, failure to timely apply for or receive such required permits, failure to comply with the terms and conditions of such received permits or liability in connection with such releases, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous, or toxic chemical, material, waste or substance regulated under any other Environmental Law.

(cc) No Labor Dispute. No labor dispute with the employees of the Calumet Entities exists, or, to the knowledge of the Calumet Parties, is imminent, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(dd) Insurance. The Calumet Entities maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses against such losses and risks as are reasonably adequate to protect them and their businesses. None of the Calumet Entities has received notice from any insurer or agent of such insurer that any material capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

(ee) Internal Control Over Financial Reporting and Disclosure Controls. The Partnership maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) and has been designed by the General Partner’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Except as described in the Time of Sale Information and the Offering Memorandum, the Partnership’s internal control over financial reporting is effective and the Partnership is not aware of any material weaknesses in its internal control over financial reporting. Since the date of the most recent audited financial statements included or incorporated by reference in the Time of Sale Information and the Offering Memorandum, there has been no significant change in the Partnership’s internal control over financial reporting that has adversely affected, or is reasonably likely to adversely affect, the Partnership’s internal control over financial reporting. The Partnership maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures have been designed to provide reasonable assurance that information required to be disclosed by the Partnership in reports that it submits or files under the Exchange Act is made known to the General Partner’s management, including its principal executive officer and principal financial officer, to allow for timely decisions regarding required disclosure; and such disclosure controls and procedures are effective at the reasonable assurance level.

(ff) Internal Accounting Controls. The Partnership maintains systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(gg) No Legal Actions. Except as described in the Time of Sale Information and the Offering Memorandum, there is (i) no action, suit or proceeding before or by any court, arbitrator or governmental or regulatory agency, body or official, domestic or foreign, now pending or, to the knowledge of the Calumet Parties, threatened, to which any of the Calumet Entities or their respective subsidiaries is or may be a party or to which the business or property of any of the Calumet Entities or their respective subsidiaries is or may be subject, and (ii) no injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction to which any of the Calumet Entities or their respective subsidiaries is or may be subject, that, in the case of clauses (i) and (ii) above, if determined adversely to any of the Calumet Entities or their respective subsidiaries, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of any of the Calumet Parties to perform their obligations under the Transaction Documents.

(hh) Restrictions on Subsidiaries. No subsidiary of the Partnership (other than the Unrestricted Subsidiaries) is currently prohibited, directly or indirectly, from paying any dividends to the Partnership, from making any other distribution on such subsidiary’s capital stock or partnership or limited liability company interests, from repaying to the Partnership any loans or advances to such subsidiary from the Partnership or from transferring any of such subsidiary’s property or assets to the Partnership or any other subsidiary of the Partnership, except (i) as described in or contemplated by the Time of Sale Information and the Offering Memorandum (exclusive of any amendment or supplement thereto), (ii) such prohibitions mandated by the laws of each such subsidiary’s state of formation and the terms of any such subsidiary’s governing instruments or (iii) where such prohibition would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) No Unlawful Payments. None of the Calumet Entities or their respective subsidiaries nor, to the knowledge of the Calumet Parties, any director, officer, agent, employee or other person associated with or acting on behalf of the Calumet Entities or their respective subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption or anti-bribery laws; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(jj) Compliance with Money Laundering Laws. The operations of the Calumet Entities and their respective subsidiaries are, and have been conducted, at all times for the past seven years, in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of the United States, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any United States federal governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Calumet Entities or their respective subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Calumet Parties, threatened.

(kk) Compliance with OFAC. None of the Calumet Entities or their respective subsidiaries or, to the knowledge of the Calumet Parties, any director, officer, agent, affiliate, representative, or employee of the Calumet Entities or their respective subsidiaries currently listed or the subject or target of under any sanctions program administered by the U.S. government, including without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or any other applicable sanctions authority (collectively, “Sanctions”), nor are the Calumet Entities or any of their subsidiaries located, organized or resident in a country or territory that is the subject of any Sanctions; and the Calumet Entities will not use the proceeds of the offering of the Securities and the Guarantees hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity or in any other country or territory, that, at the time of such funding, is the subject of Sanctions.

(ll) Cybersecurity. (A) To the knowledge of the Calumet Parties, there has been no material security breach or attack, unauthorized access or disclosure, or other compromise of or relating to any of the Calumet Entities’ or their respective subsidiaries’ information technology, computer systems, networks, hardware, software, sensitive data and databases (including the personally identifiable or confidential data of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Calumet Entities or their respective subsidiaries, and any such data processed or stored by third parties on behalf of the Calumet Entities and their respective subsidiaries), that are used in connection with their respective businesses (collectively, “IT Systems and Sensitive Data”) and (B) the Calumet Entities and their respective subsidiaries have not been notified of, and have no knowledge of any event or condition that would be reasonably expected to result in, any material security breach or attack, unauthorized access or disclosure, or other compromise to their and their subsidiaries’ respective IT Systems and Sensitive Data. To the knowledge of the Calumet Parties, the Calumet Entities and their subsidiaries are presently in compliance in all material respects with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations applicable to the privacy and security of their IT Systems and Sensitive Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification. The Calumet Entities and their respective subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures and safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Sensitive Data or as required by applicable laws in all material respects.

(mm) Statistical and Market Data. Nothing has come to the attention of the Calumet Parties that has caused the Calumet Parties to believe that the statistical and market-related data included or incorporated by reference in each of the Time of Sale Information and the Offering Memorandum is not based on or derived from sources that are reliable and accurate in all material respects.

(nn) Solvency. On and immediately after the Closing Date, the Calumet Parties, taken as a whole, (after giving effect to the issuance of the Securities and the Guarantees and the other transactions related thereto as described in each of the Time of Sale Information and the Offering Memorandum) will be Solvent, and have sufficient capital or access to capital to carry on their business and all businesses in which they are about to engage. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Calumet Parties, taken as a whole, are not less than the total amount required to pay the liabilities of the Calumet Parties, taken as a whole, on their total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) the Calumet Parties, taken as a whole, are able to realize upon their assets and pay their debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance of the Securities and the Guarantees as contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum, the Calumet Parties, taken as a whole, are not incurring debts or liabilities beyond their ability to pay as such debts and liabilities mature; (iv) the Calumet Parties, taken as a whole, are not engaged in any business or transaction, and do not propose to engage in any business or transaction, for which their property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Calumet Parties, taken as a whole, are engaged; and (v) the Calumet Parties, taken as a whole, are not a defendant in any civil action that would result in a judgment that the Calumet Parties, taken as a whole, are or would become unable to satisfy.

(oo) Rule 144A Eligibility. On the Closing Date, the Securities will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in an automated inter-dealer quotation system; and each of the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum, as of its respective date, contains or will contain all the information that, if requested by a prospective purchaser of the Securities, would be required to be provided to such prospective purchaser pursuant to Rule 144A(d)(4) under the Securities Act.

(pp) No Integration. During the six-month period preceding the date of the Offering Memorandum, none of the Calumet Parties or any of their affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

(qq) No General Solicitation or Directed Selling Efforts. None of the Calumet Parties or any of their affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no representation is made) has (i) solicited offers for, or offered or sold, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) engaged in any directed selling efforts within the meaning of Regulation S under the Securities Act (“Regulation S”), and all such persons have complied with the offering restrictions requirement of Regulation S with respect to the Securities.

(rr) Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 1(b) (including Annex C hereto) and their compliance with their agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Securities and the Guarantees to the Initial Purchasers and the offer, resale and delivery of the Securities and the Guarantees by the Initial Purchasers in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum, to register the Securities and the Guarantees under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

(ss) No Stabilization. None of the Calumet Parties has taken, directly or indirectly, any action designed to, or that could reasonably be expected to, cause or result in any stabilization or manipulation of the price of the Securities.

(tt) XBRL. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Time of Sale Information and the Offering Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

4. Further Agreements of the Calumet Parties. Each of the Calumet Parties jointly and severally covenants and agrees with each of the Initial Purchasers that:

(a) Delivery of Copies. The Calumet Parties will deliver, without charge, to the Initial Purchasers as many copies of the Preliminary Offering Memorandum, any other Time of Sale Information, any Issuer Written Communication and the Offering Memorandum (including all amendments and supplements thereto) as the Representative may reasonably request.

(b) Offering Memorandum, Amendments or Supplements. Before finalizing the Offering Memorandum or making or distributing any amendment or supplement to any of the Time of Sale Information or the Offering Memorandum or filing with the Commission any document that will be incorporated by reference therein, the Calumet Parties will furnish to the Representative and counsel for the Initial Purchasers a copy of the proposed Offering Memorandum or such amendment or supplement or document to be incorporated by reference therein for review, and will not distribute any such proposed Offering Memorandum, amendment or supplement or file any such document with the Commission to which the Representative reasonably objects; provided that this clause shall not apply to any filing by the Partnership or any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K with respect to matters unrelated to the Securities and the Guarantees and the offering thereof.

(c) Additional Written Communications. Before making, preparing, using, authorizing, approving or referring to any Issuer Written Communication, the Calumet Parties will furnish to the Representative and counsel for the Initial Purchasers a copy of such written communication for review and will not make, prepare, use, authorize, approve or refer to any such written communication to which the Representative reasonably objects.

(d) Notice to the Representative. The Calumet Parties will advise the Representative promptly, and confirm such advice in writing, (i) of the issuance by any governmental or regulatory authority of any order preventing or suspending the use of any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum or the initiation or threatening of any proceeding for that purpose; (ii) of the occurrence of any event at any time prior to the completion of the initial offering of the Securities and the Guarantees as a result of which any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when such Time of Sale Information, Issuer Written Communication or the Offering Memorandum is delivered to a purchaser, not misleading; and (iii) of the receipt by the Calumet Parties of any notice with respect to any suspension of the qualification of the Securities and the Guarantees for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Calumet Parties will use their reasonable best efforts to prevent the issuance of any such order preventing or suspending the use of any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum or suspending any such qualification of the Securities and the Guarantees and, if any such order is issued, will obtain as soon as possible the withdrawal thereof.

(e) Time of Sale Information. If at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which any of the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) it is necessary to amend or supplement any of the Time of Sale Information to comply with law, the Issuers will immediately notify the Initial Purchasers thereof and forthwith prepare and, subject to Section 4(b), furnish to the Initial Purchasers such amendments or supplements to any of the Time of Sale Information (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in any of the Time of Sale Information as so amended or supplemented will not, in the light of the circumstances under which they were made, be misleading or so that any of the Time of Sale Information will comply with law.

(f) Ongoing Compliance of the Offering Memorandum. If at any time prior to the completion of the initial offering of the Securities and the Guarantees (i) any event shall occur or condition shall exist as a result of which the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Offering Memorandum to comply with law, the Issuers will immediately notify the Initial Purchasers thereof and forthwith prepare and, subject to Section 4(b), furnish to the Initial Purchasers such amendments or supplements to the Offering Memorandum (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in the Offering Memorandum as so amended or supplemented (including such document to be incorporated by reference therein) will not, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, be misleading or so that the Offering Memorandum will comply with law.

(g) Blue Sky Compliance. The Calumet Parties will qualify the Securities and the Guarantees for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representative shall reasonably request and will continue such qualifications in effect so long as required for the offering and resale of the Securities and the Guarantees; provided that in connection therewith the Calumet Parties shall not be required to (i) qualify as a foreign limited partnership or corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(h) Clear Market. During the period beginning from the date hereof and continuing through and including the date that is 90 days after the date hereof, each of the Calumet Parties will not, without the prior written consent of the Representative, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by any of the Calumet Parties and having a term of more than one year.

(i) Use of Proceeds. The Calumet Parties will apply the net proceeds from the sale of the Securities in the manner described in each of the Time of Sale Information and the Offering Memorandum under the heading “Use of Proceeds.”

(j) Supplying Information. While the Securities remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, each of the Calumet Parties will, during any period in which the Partnership is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, furnish to holders of the Securities and prospective purchasers of the Securities designated by such holders, upon the request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(k) DTC. The Calumet Parties will assist the Initial Purchasers in arranging for the Securities and the Guarantees to be eligible for clearance and settlement through DTC.

(l) No Resales by the Partnership. The Calumet Parties will not, and will not permit any of their affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Securities and the Guarantees that have been acquired by any of them, except for Securities purchased by the Calumet Parties or any of their affiliates and resold in a transaction registered under the Securities Act.

(m) No Integration. None of the Calumet Parties or any of their affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities and the Guarantees in a manner that would require registration of the Securities and the Guarantees under the Securities Act.

(n) No General Solicitation or Directed Selling Efforts. None of the Calumet Parties or any of their affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no covenant is given) will (i) solicit offers for, or offer or sell, the Securities and the Guarantees by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) engage in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S with respect to the Securities.

(o) No Stabilization. None of the Calumet Parties will take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

5. Certain Agreements of the Initial Purchasers. Each Initial Purchaser hereby, severally and not jointly, represents and agrees that it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any written communication that constitutes an offer to sell or the solicitation of an offer to buy the Securities and the Guarantees other than (i) the Preliminary Offering Memorandum and the Offering Memorandum, (ii) a written communication that contains no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) that was not included (including through incorporation by reference) in the Preliminary Offering Memorandum or the Offering Memorandum, (iii) any written communication listed on Annex A or prepared pursuant to Section 4(c) above (including any electronic road show), (iv) any written communication prepared by such Initial Purchaser and approved by the Calumet Parties in advance in writing or (v) any written communication relating to or that contains the preliminary or final terms of the Securities and the Guarantees and/or other information that was included or incorporated in the Time of Sale Information or the Offering Memorandum.

6. Conditions of Initial Purchasers’ Obligations. The obligation of each Initial Purchaser to purchase Securities on the Closing Date as provided herein is subject to the performance by each of the Calumet Parties of their respective covenants and other obligations hereunder and to the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Calumet Parties contained herein shall be true and correct on the date hereof and on and as of the Closing Date; and the statements of the Calumet Parties and their respective officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date.

(b) Opinion of Counsel for the Initial Purchasers. On the Closing Date, Baker Botts L.L.P., counsel for the Initial Purchasers, shall have furnished to you such written opinion or opinions, dated as of the Closing Date, with respect to the issuance and sale of the Securities and the Guarantees and other related matters as the Representative may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.

(c) Opinion of Counsel for the Issuers. On the Closing Date, Gibson, Dunn & Crutcher LLP, counsel for the Issuers, shall have furnished to you their written opinion to the effect set forth on Annex E to this Agreement and a negative assurance letter, each dated as of the Closing Date and each in form and substance satisfactory to you.

(d) Opinion of Borrower’s Counsel for the Partnership. On the Closing Date, Norton Rose Fulbright US LLP, borrower’s counsel for the Partnership, shall have furnished to you their written opinion, dated as of the Closing Date, in form and substance satisfactory to you, to the effect set forth on Annex F to this Agreement.

(e) Opinion of General Counsel for the Partnership. On the Closing Date, Gregory J. Morical, Vice President, General Counsel & Secretary for the Partnership, shall have furnished to you his written opinion, dated as of the Closing Date, in form and substance satisfactory to you, to the effect set forth on Annex G to this Agreement.

(f) Comfort Letters. On the date of this Agreement and on the Closing Date, Ernst & Young LLP shall have furnished to the Representative, at the request of the Partnership, letters, dated the respective dates of delivery thereof and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representative, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information in each of the Time of Sale Information and the Offering Memorandum; provided that the letter delivered on the date hereof shall use a “cut-off” date no more than three business days prior to the date hereof and the letter to be delivered on the Closing Date shall use a “cut-off” date no more than three business days prior to the Closing Date.

(g) No Material Adverse Change. No event or condition of a type described in Section 3(w) hereof shall have occurred or shall exist, which event or condition is not described in each of the Time of Sale Information (excluding any amendment or supplement thereto) and the Offering Memorandum (excluding any amendment or supplement thereto) the effect of which in the judgment of the Representative is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities and the Guarantees on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum.

(h) No Downgrade. Subsequent to the earlier of (i) the Time of Sale and (ii) the execution and delivery of this Agreement, (A) no downgrading shall have occurred in the rating accorded the Securities or any other debt securities or preferred stock issued or guaranteed by any of the Calumet Parties by any “nationally recognized statistical rating organization,” as such term is used in Section 15E of the Exchange Act; and (B) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of the Securities or of any other debt securities or preferred stock issued or guaranteed by any of the Calumet Parties (in each case, other than an announcement with positive implications of a possible upgrading).

(i) No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Securities or the issuance of the Guarantees; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Securities or the issuance of the Guarantees.

(j) Good Standing. The Representative shall have received on and as of the Closing Date satisfactory evidence of the good standing or valid existence, as applicable, of the entities as set forth on Annex D hereto in their respective jurisdictions of organization and their good standing or valid existence, as applicable, in such other jurisdictions as the Representative may reasonably request, in each case in writing or any standard form of telecommunication, from the appropriate governmental authorities of such jurisdictions.

(k) DTC. The Securities shall be eligible for clearance and settlement through DTC.

(l) Officer’s Certificate. The Representative shall have received on and as of the Closing Date a certificate of an executive officer of each of the Calumet Parties who has specific knowledge of such Calumet Party’s financial matters and is satisfactory to the Representative (i) confirming that such officer has carefully reviewed the Time of Sale Information and the Offering Memorandum and, to the knowledge of such officer, the representations set forth in Sections 3(a) and 3(b) hereof are true and correct, (ii) confirming that the other representations and warranties of the Calumet Parties in this Agreement are true and correct and that the Calumet Parties have complied with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date, and (iii) to the effect set forth in Sections 6(g) and 6(h).

(m) Additional Documents. On or prior to the Closing Date, the Calumet Parties shall have furnished to the Representative such further certificates and documents as the Representative may reasonably request.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

7. Indemnification and Contribution.

(a) Indemnification of the Initial Purchasers. The Calumet Parties jointly and severally agree to indemnify and hold harmless each Initial Purchaser, its affiliates, directors and officers and each person, if any, who controls such Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication or the Offering Memorandum (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Initial Purchaser furnished to the Partnership in writing by such Initial Purchaser through the Representative expressly for use therein, and the Calumet Parties acknowledge and agree that such written information is as set forth in Section 7(b) hereto.

(b) Indemnification of the Partnership. Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless each of the Calumet Parties, the directors and officers of the General Partner and Calumet Finance and each person, if any, who controls the Calumet Parties within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities, joint or several, that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Initial Purchaser furnished to the Partnership in writing by such Initial Purchaser through the Representative expressly for use in the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication or the Offering Memorandum (or any amendment or supplement thereto); it being understood and agreed that the only such information consists of the following: the fourth, eighth and ninth paragraphs, and the third sentence of the sixth paragraph under the caption “Plan of Distribution” in the Preliminary Offering Memorandum and the Offering Memorandum.

(c) Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under paragraph (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under paragraph (a) or (b) above. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 7 that the Indemnifying Person may designate in such proceeding and shall pay the reasonable fees and expenses of such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for any Initial Purchaser, its affiliates, directors and officers and any control persons of such Initial Purchaser shall be designated in writing by the Representative and any such separate firm for the Calumet Parties, the directors and officers of the General Partner and Calumet Finance and any control persons of the Calumet Parties shall be designated in writing by the Partnership. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (A) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) Contribution. If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Calumet Parties on the one hand and the Initial Purchasers on the other from the offering of the Securities and the Guarantees or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Calumet Parties on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Calumet Parties on the one hand and the Initial Purchasers on the other shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Issuers from the sale of the Securities and the Guarantees and the total discounts and commissions received by the Initial Purchasers in connection therewith, as provided in this Agreement, bear to the aggregate offering price of the Securities and the Guarantees. The relative fault of the Calumet Parties on the one hand and the Initial Purchasers on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuers or any Guarantor or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Limitation on Liability. The Calumet Parties and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 7, in no event shall an Initial Purchaser be required to contribute any amount in excess of the amount by which the total discounts and commissions received by such Initial Purchaser with respect to the offering of the Securities and the Guarantees exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint.

(f) Non-Exclusive Remedies. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

8. Termination. This Agreement may be terminated in the absolute discretion of the Representative, by notice to the Issuers, if after the execution and delivery of this Agreement and on or prior to the Closing Date (i) trading generally shall have been suspended or materially limited on the New York Stock Exchange, the Nasdaq Global Select Market or the over-the-counter market; (ii) trading of any securities issued or guaranteed by the Issuers or any of the Guarantors shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the judgment of the Representative, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery, of the Securities and the Guarantees on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum.

9. Defaulting Initial Purchaser. (a) If, on the Closing Date, any Initial Purchaser defaults on its obligation to purchase the Securities and the Guarantees that it has agreed to purchase hereunder, the non-defaulting Initial Purchasers may in their discretion arrange for the purchase of such Securities by other persons satisfactory to the Issuers on the terms contained in this Agreement. If, within 36 hours after any such default by any Initial Purchaser, the non-defaulting Initial Purchasers do not arrange for the purchase of such Securities, then the Issuers shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Initial Purchasers to purchase such Securities on such terms. If other persons become obligated or agree to purchase the

Securities and the Guarantees of a defaulting Initial Purchaser, either the non-defaulting Initial Purchasers or the Issuers may postpone the Closing Date for up to five full business days in order to effect any changes that in the opinion of counsel for the Issuers or counsel for the Initial Purchasers may be necessary in the Time of Sale Information, the Offering Memorandum or in any other document or arrangement, and the Issuers agree to promptly prepare any amendment or supplement to the Time of Sale Information or the Offering Memorandum that effects any such changes. As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 9, purchases Securities that a defaulting Initial Purchaser agreed but failed to purchase.

(b) If, after giving effect to any arrangements for the purchase of the Securities and the Guarantees of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Issuers as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities, then the Issuers shall have the right to require each non-defaulting Initial Purchaser to purchase the principal amount of Securities that such Initial Purchaser agreed to purchase hereunder plus such Initial Purchaser’s pro rata share (based on the principal amount of Securities that such Initial Purchaser agreed to purchase hereunder) of the Securities of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made.

(c) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Issuers as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Securities, or if the Issuers shall not exercise the right described in paragraph (b) above, then this Agreement shall terminate without liability on the part of the non-defaulting Initial Purchasers. Any termination of this Agreement pursuant to this Section 9 shall be without liability on the part of the Calumet Parties, except that the Calumet Parties will continue to be liable for the payment of expenses as set forth in Section 10 hereof and except that the provisions of Section 7 hereof shall not terminate and shall remain in effect.

(d) Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Calumet Parties or any non-defaulting Initial Purchaser for damages caused by its default.

10. Payment of Expenses. (a) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Calumet Parties jointly and severally agree to pay or cause to be paid all costs and expenses incident to the performance of their respective obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and the Guarantees and any taxes payable in that connection; (ii) the costs incident to the preparation and printing of the Preliminary Offering Memorandum, any other Time of Sale Information, any Issuer Written Communication and the Offering Memorandum (including any amendment or supplement thereto) and the distribution thereof (including any form of electronic distribution); (iii) the costs of reproducing and distributing each of the Transaction Documents; (iv) the fees and expenses of the Calumet Parties’ counsel and independent accountants; (v) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the laws of such jurisdictions as the Representative may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the related fees and expenses of counsel for the Initial Purchasers); (vi) any fees charged by rating agencies for rating the Securities; (vii) the fees and expenses of the Trustee and any paying agent (including related fees and expenses of any counsel to such parties); (viii) all expenses and application fees incurred in connection with the approval of the Securities for book-entry transfer by DTC; and (ix) 50% of the cost of any aircraft chartered in connection with the road show, if any, and all other expenses incurred by the Calumet Parties in connection with such road show presentation to potential investors. It is understood, however, that, except as provided in this Section 10 and Sections 7 and 8 hereof, the Initial Purchasers will pay all of their own costs and expenses, including without limitation the fees of their counsel and any advertising expenses connected with any offers they make, and 50% of the cost of any aircraft chartered in connection with the road show.

(b) If (i) this Agreement is terminated pursuant to Section 8, (ii) the Issuers for any reason fail to tender the Securities for delivery to the Initial Purchasers or (iii) the Initial Purchasers decline to purchase the Securities for any reason permitted under this Agreement, the Calumet Parties jointly and severally agree to reimburse the Initial Purchasers for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Initial Purchasers in connection with this Agreement and the offering contemplated hereby.

11. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and any controlling persons referred to herein, and the affiliates, officers and directors of each Initial Purchaser referred to in Section 7 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor merely by reason of such purchase.

12. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Calumet Parties and the Initial Purchasers contained in this Agreement or made by or on behalf of the Calumet Parties or the Initial Purchasers pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Calumet Parties or the Initial Purchasers.

13. Certain Defined Terms. For purposes of this Agreement, (i) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (ii) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; (iii) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act; and (iv) the term “written communication” has the meaning set forth in Rule 405 under the Securities Act.

14. Miscellaneous.

(a) Authority of the Representative. Any action by the Initial Purchasers hereunder may be taken by the Representative on behalf of the Initial Purchasers, and any such action taken by the Representative shall be binding upon the Initial Purchasers.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Initial Purchasers shall be given to the Representative c/o BofA Securities, Inc., 114 W. 47th Street, 7th Floor, NY8-114-07-01, New York, New York 10036, Attention: High Yield Legal Department, BofA_HY_Legal_Notices@bofa.com. Notices to the Calumet Parties shall be given to them c/o Calumet Specialty Products Partners, L.P., 2780 Waterfront Pkwy E. Drive, Suite 200, Indianapolis, Indiana 46214, Attention: General Counsel (facsimile: 317-328-5676).

(c) Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provisions. With respect to any suit, action or other proceeding relating to this Agreement, each party irrevocably (i) submits to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan in New York City and (ii) waives any objections which it may have at any time to the laying of venue of any suit, action or other proceeding brought in such court, waives any claim that such suit, action or other proceeding have been brought in an inconvenient forum and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over such party.

(d) Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY SUIT OR PROCEEDING (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(e) Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, telecopier, other electronic transmission (i.e., a “pdf” or “tif”), or electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes, and which shall be effective as delivery of a manually executed counterpart thereof.

(f) Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(g) Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

(h) USA PATRIOT Act. In accordance with the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended), the Initial Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Issuers and the Guarantors, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients.

(i) Recognition of the U.S. Special Resolution Regimes.

(i) In the event that any Initial Purchaser that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Initial Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(ii) In the event that any Initial Purchaser that is a Covered Entity or a BHC Act Affiliate of such Initial Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Initial Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section 14(i), a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

(Remainder of page intentionally left blank. Signature pages follow.)

Very truly yours,

CALUMET GP, LLC

By:	/s/ Vincent Donargo
Name:	Vincent Donargo
Title:	Executive Vice President and
Chief Financial Officer

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

By: Calumet GP, LLC, its general partner

By:	/s/ Vincent Donargo
Name:	Vincent Donargo
Title:	Executive Vice President and
Chief Financial Officer

CALUMET FINANCE CORP.

By:	/s/ Vincent Donargo
Name:	Vincent Donargo
Title:	Executive Vice President and
Chief Financial Officer

Signature Page to Purchase Agreement

CALUMET OPERATING, LLC

CALUMET REFINING, LLC

CALUMET PRINCETON REFINING, LLC

CALUMET COTTON VALLEY REFINING, LLC

CALUMET SHREVEPORT REFINING, LLC

CALUMET MONTANA REFINING, LLC

CALUMET MISSOURI, LLC

CALUMET KARNS CITY REFINING, LLC

CALUMET DICKINSON REFINING, LLC

CALUMET BRANDED PRODUCTS, LLC

BEL-RAY COMPANY, LLC

CALUMET INTERNATIONAL, INC.

KURLIN COMPANY, LLC

CALUMET MEXICO, LLC

CALUMET SPECIALTY PRODUCTS CANADA, ULC

CALUMET SPECIALTY OILS DE MEXICO, S. DE

R.L. DE C.V.

By:	/s/ Vincent Donargo
Name:	Vincent Donargo
Title:	Executive Vice President and
Chief Financial Officer

Signature Page to Purchase Agreement

Accepted on the date hereof, on behalf of itself and on behalf of the several Initial Purchasers listed in Schedule 1 hereto

BOFA SECURITIES, INC.

By:	/s/ Brian Fox
Name:	Brian Fox
Title:	Managing Director

Signature Page to Purchase Agreement

SCHEDULE 1

Initial Purchaser	Principal Amount
BofA Securities, Inc.	$94,250,000
Wells Fargo Securities, LLC	52,000,000
J.P. Morgan Securities LLC	45,500,000
Barclays Capital Inc.	32,500,000
Regions Securities LLC	29,250,000
BMO Capital Markets Corp.	26,000,000
PNC Capital Markets LLC	22,750,000
U.S. Bancorp Investments, Inc.	22,750,000

Total	$325,000,000

SCHEDULE 2

List of Guarantors

Calumet Operating, LLC

Calumet Refining, LLC

Calumet Princeton Refining, LLC

Calumet Cotton Valley Refining, LLC

Calumet Shreveport Refining, LLC

Calumet Montana Refining, LLC

Calumet Missouri, LLC

Calumet Karns City Refining, LLC

Calumet Dickinson Refining, LLC

Calumet Branded Products, LLC

Bel-Ray Company, LLC

Calumet International, Inc.

Kurlin Company, LLC

Calumet Mexico, LLC

Calumet Specialty Oils de Mexico, S. de R.L. de C.V.

Calumet Specialty Products Canada, ULC

Annex A

Additional Time of Sale Information

1.	Term sheet containing the terms of the securities, substantially in the form of Annex B.

A-1

Annex B

Pricing Term Sheet

PRICING SUPPLEMENT	STRICTLY CONFIDENTIAL

$325,000,000

Calumet Specialty Products Partners, L.P.

Calumet Finance Corp.

9.75% Senior Notes due 2028

June 12, 2023

This Pricing Supplement is qualified in its entirety by reference to the Preliminary Offering Memorandum dated June 12, 2023. The information in this Pricing Supplement supplements the Preliminary Offering Memorandum and, except as expressly stated herein, supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. Capitalized terms used but not defined in this Pricing Supplement have the respective meanings ascribed to them in the Preliminary Offering Memorandum.

The notes have not been, and are not expected to be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. The notes may be offered only in transactions that are exempt from registration under the Securities Act or the securities laws of any other jurisdiction. Accordingly, we are offering the notes only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside of the United States in compliance with Regulation S under the Securities Act. For further details about eligible offerees and resale restrictions, see “Transfer Restrictions” in the Preliminary Offering Memorandum.

Terms Applicable to the 9.75% Senior Notes due 2028

Issuers:	Calumet Specialty Products Partners, L.P. Calumet Finance Corp.

Principal Amount:	$325,000,000

Net Proceeds (before expenses):	$320,937,500

Title of Securities:	9.75% Senior Notes due 2028

Final Maturity Date:	July 15, 2028

Issue Price:	100%, plus accrued interest from June 27, 2023, if any

Coupon:	9.750%

Yield to Maturity:	9.750%

Interest Payment Dates:	January 15 and July 15, beginning on January 15, 2024

Record Dates:	January 1 and July 1

Optional Redemption:	On and after July 15, 2025, the Issuers may on any one or more occasions redeem all or part of the notes upon prior notice as provided in the indenture, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes to be redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Year	Percentage
2025	104.875%
2026	102.438%
2027 and thereafter	100.000%

Prior to July 15, 2025, the Issuers may on any one or more occasions redeem all or part of the notes upon prior notice as provided in the indenture, at a redemption price equal to the sum of: (1) the principal amount thereof, plus (2) the Make Whole Premium at the redemption date, plus accrued and unpaid interest, if any, to the redemption date.

Optional Redemption with Equity Proceeds:	Up to 35% prior to July 15, 2025, at 109.750% of the aggregate principal amount of the notes issued under the indenture, plus accrued and unpaid interest, if any, to the redemption date.

Trade Date:	June 12, 2023

Settlement Date:	June 27, 2023 (T+10)

Expected Ratings*:	Caa1 / B- (Moody’s / S&P)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Distribution:	Rule 144A and Regulation S; no registration rights

CUSIP and ISIN Numbers:	144A:CUSIP: 131477 AW1 ISIN: US131477AW17

Reg S:CUSIP: U13077 AM1 ISIN: USU13077AM16

Use of Proceeds:	The Issuers intend to use a portion of the net proceeds from the offering to fund offers to purchase any and all of the Issuers’ outstanding $200.0 million in aggregate principal amount of 9.25% Senior Secured First Lien Notes due 2024 and up to $100.0 million in aggregate principal amount of the Issuers’ outstanding 11.00% Senior Notes due 2025 and to pay related premiums and expenses, with the remaining net proceeds to be used for general partnership purposes, including debt repayment.

Joint Book-Running Managers:	BofA Securities, Inc. Wells Fargo Securities, LLC J.P. Morgan Securities LLC Barclays Capital Inc. Regions Securities LLC BMO Capital Markets Corp.

Co-Managers:	PNC Capital Markets LLC U.S. Bancorp Investments, Inc.

Extended Settlement

Delivery of the notes is expected to be made against payment therefor on or about June 27, 2023, which is the tenth business day following the date of pricing of the notes (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The notes have not been registered under the Securities Act. The notes may not be offered or sold in the United States or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A and to certain non-U.S. persons in offshore transactions in reliance on Regulation S. You are hereby notified that sellers of the notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A or Regulation S. Any sales of the notes outside the United States may only be made in accordance with applicable selling restrictions.

This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the notes or the offering. Please refer to the Preliminary Offering Memorandum.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg email or another communication system.

The notes are not intended to be offered to retail investors in the European Economic Area (“EEA”) or the United Kingdom. No key information document (KID) as required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) or as required by the PRIIPs Regulation as it forms part of domestic UK law by virtue of the European Union (Withdrawal) Act 2018, as amended, has been prepared as the notes will not be made available to retail investors in the EEA or the United Kingdom, respectively.

Annex C

Restrictions on Offers and Sales Outside the United States

In connection with offers and sales of Securities outside the United States:

(a) Each Initial Purchaser acknowledges that the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act.

(b) Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:

(i) Such Initial Purchaser has offered and sold the Securities, and will offer and sell the Securities, (A) as part of their distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering of the Securities and the Closing Date, only to institutional lenders or institutional investors in accordance with Rule 144A or to certain non-U.S. persons in accordance with Regulation S or pursuant to any other available exemption from registration under the Securities Act.

(ii) None of such Initial Purchaser or any of its affiliates or any other person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Securities, and all such persons have complied and will comply with the offering restrictions requirement of Regulation S.

(iii) At or prior to the confirmation of sale of any Securities sold in reliance on Regulation S, such Initial Purchaser will have sent to each distributor, dealer or other person receiving a selling concession, fee or other remuneration that purchase Securities from it during the distribution compliance period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering of the Securities and the date of original issuance of the Securities, except in accordance with Regulation S or Rule 144A or any other available exemption from registration under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

(iv) Such Initial Purchaser has not and will not enter into any contractual arrangement with any distributor with respect to the distribution of the Securities, except with its affiliates or with the prior written consent of the Partnership.

Terms used in paragraph (a) and this paragraph (b) and not otherwise defined in this Agreement have the meanings given to them by Regulation S.

C-1

(c) Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:

(i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Issuers or the Guarantors; and

(ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

(d) Each Initial Purchaser acknowledges that no action has been or will be taken by the Issuers that would permit a public offering of the Securities, or possession or distribution of any of the Time of Sale Information, the Offering Memorandum, any Issuer Written Communication or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required.

C-2

Annex D

Entity	State of Formation	Foreign Qualifications

Calumet GP, LLC	Delaware	Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nevada, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Virginia, Washington, West Virginia, Wisconsin, Wyoming

Calumet Specialty Products Partners, L.P.	Delaware	Indiana

Calumet Finance Corp.	Delaware	None

Calumet Operating, LLC	Delaware	Indiana, Texas

Calumet Refining, LLC	Delaware	Alabama, Arizona, Arkansas, California, Connecticut, Florida, Georgia, Idaho, Illinois, Indiana, Kentucky, Louisiana, Michigan, Minnesota, Mississippi, Missouri, Montana, New Jersey, New York, North Carolina, North Dakota, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, Washington, Wisconsin, Wyoming

Calumet Princeton Refining, LLC	Delaware	Louisiana

Calumet Cotton Valley Refining, LLC	Delaware	Louisiana

Calumet Shreveport Refining, LLC	Delaware	Louisiana

Calumet Montana Refining, LLC	Delaware	Montana

Calumet Missouri, LLC	Delaware	Missouri

Calumet Karns City Refining, LLC	Delaware	Pennsylvania

Calumet Dickinson Refining, LLC	Delaware	Texas

Calumet Branded Products, LLC	Delaware	Alabama, California, Colorado, Florida, Kentucky, Louisiana, Mississippi, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Utah, Washington

Bel-Ray Company, LLC	Delaware	Pennsylvania

Calumet International, Inc.	Delaware	None

Kurlin Company, LLC	Delaware	New Jersey

Calumet Mexico, LLC	Delaware	None

Montana Renewables Holdings LLC	Delaware	None

Montana Renewables, LLC	Delaware	California, Montana, Oregon, Washington

D-1

Annex E

Opinion of Gibson, Dunn & Crutcher LLP

E-1

Annex F

Opinion of Norton Rose Fulbright US LLP

F-1

Annex G

Opinion of Gregory J. Morical

G-1